EXHIBIT 99.1


[First Federal Bancshares of Arkansas, Inc. Logo]       FOR
                                                        IMMEDIATE
                                                        RELEASE


1401 Highway 62/65 North          FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                        Larry J. Brandt/President-CEO
Harrison, AR  72602                       Tommy Richardson/EVP-COO
                                           Sherri Billings/EVP-CFO
                                                      870-741-7641


           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - October 26, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank"), announced today that the Corporation's net income amounted to $2,098,000 or $0.42 basic earnings per share and $0.39 diluted earnings per share during the third quarter of 2004 compared to net income of $1,872,000 or $0.37 basic earnings per share and $0.35 diluted earnings per share during the third quarter of 2003. Earnings for the nine months ended September 30, 2004 amounted to $5,788,000 or $1.14 basic earnings per share and $1.07 diluted earnings per share compared to earnings of $5,743,000 or $1.13 basic earnings per share and $1.07 diluted earnings per share for the same period ended September 30, 2003. Book value or stockholders' equity per share, at September 30, 2004, was $14.58.

Larry J. Brandt, President/CEO for the Corporation said, "We are pleased to report net income of $2.1 million for the quarter ended September 30, 2004, which is a 12.1% increase compared to the same quarter in 2003. Return on average equity improved to 11.2% for the third quarter of 2004. Loan production continues to be strong, as evidenced by the increase in net loans receivable since December 31, 2003 of approximately $91 million representing annualized growth of 23.6%. The net interest margin of 3.83% for the third quarter of 2004 improved compared to 3.50% for the third quarter of 2003, primarily due to strong loan growth. During the third quarter, the Corporation increased the quarterly cash dividend by 10% to $0.11 per share compared to $0.10 per share last quarter and $0.09 per share for the same quarter in 2003, a 22% increase."

Total assets at September 30, 2004 amounted to $726.3 million, total liabilities were $651.5 million and stockholders' equity totaled $74.8 million or 10.3% of total assets. This compares with total assets of $690.7 million, total liabilities of $615.6 million and stockholders' equity of $75.1 million or 10.9% of total assets at December 31, 2003. At September 30, 2004 compared to December 31, 2003, cash and cash equivalents decreased $43.2 million or 76.8%, investment securities held to maturity decreased $12.0 million or 15.0% and net loans receivable increased $90.9 million or 17.7%. At September 30, 2004, liabilities were $651.5 million compared to $615.6 million at

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December 31, 2003. The $35.9 million or 5.8% increase was
primarily due to an increase of $8.8 million or 1.5% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $25.7 million or 64.9%. Cash and cash equivalents, funds available from the proceeds of matured or called investment securities held to maturity, and the increases in deposits and FHLB advances were used to fund loan growth. Stockholders' equity decreased during the nine month period ended
September 30, 2004 primarily due to the purchase of 359,700 shares of treasury stock totaling $7.4 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.6 million. Such decrease was partially offset by net income in the amount of $5.8 million resulting from continued profitable operations as well as the issuance of 153,418 shares of treasury stock totaling $1.5 million as a result of the exercise of stock options.

Nonperforming assets, consisting of nonaccrual loans, nonperforming restructured loans and repossessed assets, amounted to $3.5 million or 0.49% of total assets at September 30, 2004, compared to $4.5 million or 0.65% of total assets at December 31, 2003. The allowance for loan losses amounted to $1.7 million or 0.26% of total loans at September 30, 2004 and $1.6 million or 0.29% of total loans at December 31, 2003.

Net interest income, the primary component of net income, increased from $5.7 million and $17.0 million for the three and nine months ended September 30, 2003, respectively, to $6.5 million and $18.6 million for the comparable periods in 2004.
Net interest margin for the three months and nine months ended September 30, 2004 was 3.83% and 3.76%, respectively, compared to 3.50% for each of the same periods in 2003.

The provision for loan losses decreased $2,000 to $202,000 for the three month period ended September 30, 2004 compared to $204,000 for the three month period ended September 30, 2003 and increased $44,000 to $663,000 for the nine month period ended September 30, 2004 compared to $619,000 for the nine month period ended September 30, 2003.

Noninterest income decreased $288,000 or 15.5% to $1.6 million for the three month period ended September 30, 2004 compared to $1.9 million for the three months ended September 30, 2003 and decreased $961,000 or 17.3% to $4.6 million for the nine month period ended September 30, 2004 compared to $5.5 million for the nine months ended September 30, 2003. The decrease in noninterest income for the three months and nine months ended September 30, 2004 compared to the three months and nine months ended September 30, 2003 was primarily due to a decrease in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans. Also contributing to the decrease in noninterest income for the nine month comparable periods was the appreciation in value recognized in the second quarter of 2003 on the contribution of the office building formerly occupied by the Bank's lending operations. These decreases were partially offset by an increase in deposit fee income in both the three and nine month comparable periods.

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Noninterest expenses increased $187,000 or 4.1% between the 2003 and 2004 three month periods ended September 30 and increased $457,000 or 3.4% between the 2003 and 2004 nine month periods ended September 30. The increase for the three month period ended September 30, 2004 was primarily due to increases in salaries and employee benefits and advertising and public relations. The increase in the nine month period ended September 30, 2004 was primarily due to an increase in salaries and employment benefits, net occupancy expense, and advertising and public relations. The increase for the nine month period in 2004 was partially offset by a decrease in contributions. The decrease in contributions is a result of the donation of the building discussed above.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. In the third quarter, the Bank unveiled a new corporate logo. The new logo's precise and streamlined design gives it a modern look reflecting our banking practices. The Bank, in its 70th year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.

                    Financial Tables Attached

























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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (In thousands of dollars)
                           (Unaudited)


                                                 September 30,    December 31,
ASSETS                                                2004             2003
                                                 -------------    ------------

Cash and cash equivalents                          $ 13,015         $ 56,201
Investment securities held to maturity               68,347           80,379
Federal Home Loan Bank stock                          3,825            3,749
Loans receivable, net                               603,613          512,756
Accrued interest receivable                           4,376            4,089
Real estate acquired in settlement of loans, net        340              822
Office properties and equipment, net                 14,511           14,238
Cash surrender value of life insurance               17,699           17,102
Prepaid expenses and other assets                       612            1,317
                                                   --------         --------
  TOTAL ASSETS                                     $726,338         $690,653
                                                   ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                           $582,394         $573,580
Federal Home Loan Bank advances                      65,219           39,562
Advance payments by borrowers for                       634              725
  taxes and insurance
Other liabilities                                     3,248            1,708
                                                   --------         --------
  Total liabilities                                 651,495          615,575

TOTAL STOCKHOLDERS' EQUITY                           74,843           75,078
                                                   --------         --------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                           $726,338         $690,653
                                                   ========         ========







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             FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 AND RELATED SELECTED OPERATING DATA
        (In thousands of dollars, except earnings per share)
                             (Unaudited)


                                 Three Months Ended     Nine Months Ended
                                      Sept. 30,             Sept. 30,
                                 ------------------     ------------------
                                   2004       2003        2004       2003
                                 --------   -------     --------  --------

  Interest income                $ 10,083   $ 9,475     $ 29,176  $ 29,281
  Interest expense                  3,620     3,799       10,559    12,305
                                 --------   -------     --------  --------
  Net interest income               6,463     5,676       18,617    16,976
  Provision for loan losses           202       204          663       619
                                 --------   -------     --------  --------
  Net interest income after
    provision for loan losses       6,261     5,472       17,954    16,357
  Noninterest income                1,573     1,861        4,588     5,549
  Noninterest expenses              4,734     4,547       14,031    13,574
                                 --------   -------     --------  --------
  Income before income taxes        3,100     2,786        8,511     8,332
  Income tax provision              1,002       914        2,723     2,589
                                 --------   -------     --------  --------
  Net income                     $  2,098   $ 1,872     $  5,788  $  5,743
                                 ========   =======     ========  ========





  Earnings Per Share:
    Basic                        $  0.42    $  0.37     $   1.14  $   1.13
                                 ========   =======     ========  ========

    Diluted                      $  0.39    $  0.35     $   1.07  $   1.07
                                 ========   =======     ========  ========

    Cash Dividends Declared      $  0.11    $  0.09     $   0.31  $   0.25
                                 ========   =======     ========  ========


  Selected Operating Data (Quarter Annualized):
  --------------------------------------------
  Interest rate spread              3.73%      3.39%        3.65%     3.38%
  Net interest margin               3.83%      3.50%        3.76%     3.50%
  Return on average assets          1.16%      1.08%        1.09%     1.11%
  Noninterest expenses to
    average assets                  2.62%      2.61%        2.64%     2.62%
  Return on average equity         11.20%     10.19%       10.24%    10.63%


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